PROSPECTUS SUPPLEMENT
(To prospectus dated September 20, 2002)

                                 $1,200,000,000
                         STUDENT LOAN ASSET-BACKED NOTES

           [LOGO]

                        NELNET STUDENT LOAN TRUST 2002-2
                                     ISSUER

 NELNET STUDENT LOAN FUNDING, LLC                         NELNET, INC.
            SPONSOR                           MASTER SERVICER AND ADMINISTRATOR

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YOU SHOULD CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE S-11 OF THIS
PROSPECTUS SUPPLEMENT AND ON PAGE 1 OF THE PROSPECTUS.

THE NOTES ARE OBLIGATIONS PAYABLE SOLELY FROM THE COLLATERAL DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND IN THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT MAY BE USED TO OFFER AND SELL THE NOTES ONLY IF ACCOMPANIED BY THE PROSPECTUS.
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
          We are offering floating rate notes in the following classes:

                                                               CLASS A-4 NOTES
                                                               ---------------
               CLASS A-1     CLASS A-2    CLASS A-3   CLASS A-4L  CLASS A-4CP    CLASS B
                 NOTES         NOTES        NOTES        NOTES       NOTES        NOTES
                 -----         -----        -----        -----       -----        -----
Original
Principal    $248,000,000 $272,000,000  $185,000,000 $353,000,000 $100,000,000 $42,000,000
Amount

Interest Rate  3-month       3-month      3-month       3-month      3-month      3-month
                 LIBOR       LIBOR         LIBOR        LIBOR        CP Rate       LIBOR
               plus 0.00%  plus 0.03%    plus 0.10%    plus 0.22%   plus 0.30%   plus 0.70%

Final       September 25,   June 25,   September 25, September 25, September 25, December 25,
Maturity        2008          2011        2013           2024          2024         2033
Date

Price to         100%         100%        100%           100%          100%         100%
Public
Underwriting
Discount       0.1900%     0.2000%      0.2100%        0.2265%        0.2265%       0.5000%
               -------     -------      -------        -------        -------       -------
Proceeds to $247,528,800 $271,456,000 $184,611,500  $352,200,455   $99,773,500  $41,790,000
Issuer(1)

        --------------------
        (1) We expect proceeds to the issuer to be $1,197,360,255 before deducting expenses estimated to be approximately $1,500,000.

                The notes will be secured by a pool of student loans originated under the Federal Family Education Loan Program, a cash reserve fund and the other money and investments pledged to the indenture trustee.

                We will make quarterly payments on the notes beginning December 26, 2002.

                We will pay principal first to the class A-1 notes until paid in full, second to the class A-2 notes until paid in full, third to the class A-3 notes until paid in full, fourth to the class A-4 notes, pro rata, until paid in full and fifth to the class B notes until paid in full.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The underwriters named below are offering the notes subject to approval of certain legal matters by their counsel. The notes will be delivered in book-entry form only on or about October 8, 2002.

JPMORGAN                                                    MORGAN STANLEY

   BANC OF AMERICA SECURITIES LLC

                       DEUTSCHE BANK SECURITIES

                                     MELLON FINANCIAL MARKETS, LLC

                                                               RBC DAIN RAUSCHER



                                 October 3, 2002

                             PURPOSE FOR THE FILING

        Nelnet Student Loan Funding, LLC, as the Registrant for the Trust, is filing this Prospectus Supplement on behalf of the Trust, solely to obtain a Central Index Key number and access codes for the Commission's Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system for the Trust. The original Prospectus Supplement for the Trust's securities was filed with the Commission on October 4, 2002 and can be found at Link to http://www.sec.gov/Archives/ edgar/data/1166221/000087015602000065/nelnet424.txt.

        The original Prospectus Supplement, as amended, is incorporated herein by reference.